EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                              INVESTOR CONTACT:         MEDIA CONTACT:
                              Patrick Barry             Janel Alania
                              CFO, Bluefly, Inc.        PR, Bluefly, Inc.
                              212-944-8000 ext. 239     212-944-8000 ext. 509
                              pat@bluefly.com           janel.alania@bluefly.com

                BLUEFLY RAISES $5 MILLION IN A PRIVATE PLACEMENT

NEW YORK, Jan. 12, 2004 - Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading Internet retailer of designer brands at discount prices (www.bluefly.com), announced today that it raised $5 million in gross proceeds from a group of funds led by Redwood Grove Capital Management, LLC, a California-based private equity firm. The $5.0 million financing, combined with Bluefly's approximately $7.7 million 2003 year-end cash position, significantly improves Bluefly's balance sheet.

Under the terms of the deal, Bluefly issued 1,543,210 shares of common stock at $3.24 per share, which was 90% of the trailing five-day average of Bluefly's volume-weighted stock price as of Dec. 29, 2003, the date that a preliminary agreement was reached as to the pricing of the deal. Bluefly also issued the new investors warrants to purchase 385,803 shares of common stock at any time during the next five years at an exercise price equal to $3.96 per share.

Assuming all outstanding equity securities, stock options and warrants of the company were converted, the common stock and warrants issued in this deal would equal approximately 2.8% of Bluefly's equity. The Company has agreed to file a registration statement with the Securities and Exchange Commission on behalf of these new investors as soon as is practicable, in order to register the common stock issued as well as the common stock underlying the warrants.

"I believe this investment represents an auspicious start to the year not only because it strengthens our balance sheet and enables us to concentrate on growing the business, but also because it came from new investors who have observed our progress from a distance," said Ken Seiff, Chief Executive Officer of Bluefly, Inc. "I am excited by the prospect of renewed faith in our business from the outside financial community, and I am pleased to have bolstered our shareholder base."

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States unless registered under the Securities Act or an applicable exemption from registration is available. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

                                    - more -

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BLUEFLY RAISES $5 MILLION/2

ABOUT BLUEFLY, INC.
Bluefly, Inc. (NASDAQ SmallCap: BFLY) operates the world's first full service outlet store for designer fashion, offering products from more than 350 designers at discounts of up to 75% off. With 24/7 access, a 90-day money back guarantee, and technology that displays real-time inventory, Bluefly makes off-price shopping easy and convenient. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe", "project", "expect", "should" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-A, 8-K, 10-Q, and 10-K. These risks and uncertainties include, but are not limited to, the following: potential adverse effects on gross margin and gross profit resulting from mark downs and allowances for returns and credit card chargebacks; the risk that favorable trends in sales and customer acquisition costs will not continue; risks that the Company will be unable to reduce the levels of losses; recent losses and anticipated future losses; the competitive nature of the business and the potential for competitors with greater resources to enter such business; adverse trends in the retail apparel market; risks and uncertainties associated with the Company's recent launch of a new version of its web site, including new internal procedures that need to be developed to operate the new web site, site instability and download performance issues; risks of litigation for sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries; the dependence on third parties and certain relationships for certain services, including the Company's dependence on U.P.S. (and the risks of a mail slowdown due to terrorist activity) and the Company's dependence on its third-party web hosting and fulfillment centers; risks related to consumer acceptance of the Internet as a medium for purchasing apparel; the successful hiring and retaining of personnel; the dependence on continued growth of online commerce; rapid technological change; online commerce security risks; the startup nature of the Internet business; governmental regulation and legal uncertainties; management of potential growth; and unexpected changes in fashion trends.

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